Filed pursuant to
Rule 424(b)(3)
Registration No.
333-220631

PROSPECTUS

2,471,382 Shares

DETERMINE, INC.

COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 2,471,382 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” on page 7 of this prospectus and their donees, pledgees, transferees or other successors-in-interest.

Our common stock is listed on the NASDAQ Capital Market under the symbol “DTRM.” On October 11, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.15.

The Company currently has effective Registration Statements on Form S-3 (File Nos. 333-189855, 333-194246, 333-198148, 333-198149, 333-202579, 333-203355, 333-207841 and 333-207910) relating to the resale of our shares of common stock by various selling stockholders pursuant to which, to the best of our knowledge, an aggregate of 19,109,815 shares of our common stock remain available for resale.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2017.

 TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Special Note Regarding Forward-Looking Information	4
Use of Proceeds	4
Description of Transactions	4
Selling Stockholders	7
Plan of Distribution	8
Legal Matters	10
Experts	10
Where You Can Find Additional Information	10
Information Incorporated by Reference	10

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page 10. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 3 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “Determine,” “Company,” “we,” “us” and “our” refer to Determine, Inc. and its subsidiaries.

The Company

Determine is a leading global provider of SaaS Source to Pay and Enterprise Contract Lifecycle Management (ECLM) solutions. Our visionary technologies allow our customers to effectively manage the full scope of Source to Pay and ECLM using our Determine Cloud Platform. Our Source to Pay software suite includes strategic sourcing, supplier management, contract management and procure-to-pay applications.

The Determine Cloud Platform gives procurement, finance and legal professionals the ability to deliver profound insights through analysis of their supplier relationships and contractual requirements. Our customers leverage the Determine Cloud Platform to discover previously unseen supplier and spend data; make more informed and smarter business decisions; drive new revenue; control costs; improve workflow efficiencies; and mitigate risk.

We rebranded to formally combine the three legacy industry leaders and brands: Selectica, Iasta and b-pack under one new company – Determine, Inc. Over the last three years as the company has executed its strategic plan, it has evolved significantly from a predominantly contract lifecycle management solutions provider to a leading Source to Pay with an Enterprise Contract Lifecycle Management suite. A new brand was essential to encapsulate the new business vision. Determine integrated its acclaimed contract management, procurement and Source to Pay solutions and four collective decades of business acumen onto one platform, one brand and one customer promise: Vision. Insight. Control. Our mission is to enable businesses to transform their operational data and processes into unique insights to make informed decisions that drive value and mitigate risk.

We provide the next generation of agile, enterprise cloud software solutions for managing the needs of modern businesses. Using our intuitive applications, organizations can effectively manage the full scope of source to pay and enterprise contract lifecycle management requirements using the Determine platform.

The Determine platform is an open technology infrastructure based on smart process application models. The goal of our platform is to establish awareness of relevant data, manage business documents, create embed analytical tools, create a means for collaboration, and provide advanced process management tools for fully integrating business processes through an open application programming interface (API) infrastructure. Built on a unified and highly scalable platform, we deliver deep and innovative capabilities in strategic sourcing, supplier management, enterprise contract lifecycle management, e-procurement, invoicing, and other business operation areas.

Products

Determine’s platform offers best-in-class application capabilities including:

●

Strategic Sourcing — Determine Strategic Sourcing takes the next step for organizations looking to effectively identify and source opportunities for optimizing spend. Combining project management and sourcing analysis, strategic sourcing provides the framework for executing next generation RFx and eAuction capabilities, while accelerating decision making during strategic bidding; this translates into a seamless and integrated process for savings identification, supplier selection, and award management.

●

Supplier Management — Determine’s Supplier Management provides an enterprise approach to support the upstream procurement needs of supplier on-boarding, profile management, and on-going supplier collaboration. By providing a supplier portal via Determine’s business network, Determine allows suppliers and customers to seamlessly interact, exchange information, and collaborate, ultimately helping our customers build and maintain relationships with their supply base that aligns with internal policies and regulatory requirements.

●

Enterprise Contract Lifecycle Management — Determine Enterprise Contract Lifecycle Management is a single, enterprise-wide contract repository and authoring platform leveraging the platform’s common workflow engine, capable of supporting unique contract management processes for complex contract scenarios. Enterprise contract lifecycle management streamlines the entire contract lifecycle process, from request, authoring, negotiation, approval, and e-signature through ongoing obligations management, analysis, reporting, and renewals.

●

Procure to Pay — Determine Procure to Pay harnesses the downstream procurement process of purchasing through payment. Essential in the procure to pay (“P2P”) solution is the development of an intuitive shopping experience for corporate buyers of goods or services on Determine’s business network for an enhanced user experiences. For procurement teams, P2P establishes the governance and controls to manage against maverick buying outside of the system, ensuring cost savings against executed contractual agreements. Determine’s P2P capabilities also manages invoicing automation for allowing proper invoice matching and alignment of payments for goods and services rendered.

●

Business Applications — Based on bespoke requirements, Determine provides users access to additional areas using the common platform. Companies looking to add to existing functionality can leverage additional business applications on the Determine platform to manage their unique operational requirements in areas such as asset management, inventory management, and travel and expense. Using the Determine platform, organizations can also develop and configure custom electronic forms and workflows for managing unique requirements.

●

Analytics — Determine provides business intelligence insights and executive level reporting by combining spend data analytics, Big Data management, notifications and alerts, and customer data created within the Determine platform. The open API framework allows the Determine platform to communicate with other enterprise and external systems, such as ERP, CRM, or market data for bridging all data elements from multiple, disparate and external sources into KPI dashboard reporting. Users encounter dashboards that are developed from modern business intelligence approaches such as self-service analytics and an intuitive click-through design.

●

Business Network — Centered on supplier enablement and connectivity, Determine’s business network is the hub for coordinating buyers and suppliers looking to engage and collaborate on the Determine platform. The idea of interoperability is at the heart of the Determine platform as it is an open network that works within a wider technology ecosystem. The Determine platform integrates with focused providers in areas including CRM, e-signatures, document management, external market data, and other business platforms.

●

Configuration Solution — Determine’s patented Configuration engine consolidates the management and dissemination of complex product information, enabling companies to streamline the opportunity-to-order process for manufacturers, service providers, and financial services companies. Our Configuration Solution makes it easy to recommend products and services to customers, enabling accurate pricing, and increasing sales of relevant bundles, discounts, and cross-sells. The Configurator application organizes sales information and makes it available in real-time to representatives and channel partners across the globe, so they can configure flawless deals on the fly. By empowering customers, product management, marketing, sales leadership, sales operations, salespeople, and channel partners to generate error-free sales proposals for their unique requirements, we believe our solution helps companies to close sales faster, accelerate revenue generation, and enhance customer relationships.

Determine also offers SmartContracts®, SmartSource® and SmartAnalytics®. SmartContracts® combines a single, enterprise-wide contract repository and authoring platform with a flexible workflow engine capable of supporting each organization’s unique contract management processes. SmartContracts® streamlines the contract processes, from request, authoring, negotiation, approval and e-signature through ongoing obligations management, analysis, reporting, and renewals. SmartContracts® helps companies take control of their contract processes by converting from paper-based to electronic documents and by unlocking multiple layers of critical business data, making it available for the evaluation of risk, the exposure of lost revenue, the evaluation of supplier performance, and other supply chain requirements.. The solution helps to improve the customer buying experience for sales organizations, improve the control of risk and decrease time spent drafting, monitoring and managing contracts, and gain access to previously hidden discounts through the exposure and elimination of unfavorable agreements for procurement and sourcing organizations.

SmartSource® provides an enterprise scale solution to support the processes of supplier on-boarding, supplier selection and on-going supplier management. By providing a supplier portal available via the cloud, SmartSource® allows suppliers and our customers to seamlessly interact to exchange information and collaborate ultimately helping our customers to build and maintain relationships with their supply base that aligns with internal policies and regulatory requirements. The solution provides sophisticated optimization techniques utilized during the supplier selection process to allow customers to optimize their vendor selection process according to their business context taking into account criteria such as reliance on low-cost countries, exposure to risk, past performance and allocation for diverse spend. Once the supplier relationships have been established, the solution provides for on-going tracking of performance to ensure that the suppliers are delivering to their contractual service levels, KPI and quality.

SmartAnalytics® delivers powerful business insights and executive reporting by combining our industry knowledge, data analytics and expertise, customer data created SmartContracts® and Smartsource®, as well as in other enterprise systems, such as ERP, CRM and external market data. In addition, our customers have the ability to collaborate and share spend trends and the insights from enterprise-wide spend analysis activities.

Configuration Solution is a patented Configuration engine which streamlines the management and dissemination of complex product information, enabling companies to streamline the opportunity-to-order process for manufacturers, service providers, and financial services companies. Our Configuration solution makes it easy to recommend products and services to customers, enabling accurate pricing, and increasing sales of relevant bundles, discounts, and cross-sells. The Configurator organizes sales information and makes it available in real-time to reps and channel partners across the globe, so they can configure flawless deals on the fly. By empowering customers, product management, marketing, sales leadership, sales operations, salespeople, and channel partners to generate error-free sales proposals for their unique requirements, we believe our cloud-based solution helps companies to close sales faster, accelerate revenue generation and enhance customer relationships.

Along with our software, we provide our customers with an array of services to assist them in implementations, customizations, system upgrades, migrations, and solution architecture.

We acquired b-pack SAS, a French société par actions simplifiée (“b-pack”), on July 31, 2015. b-pack is a pioneer and global leader in Source to Pay solutions and is focused on providing rich, end-to-end procurement capabilities, including eProcurement, Purchase-to-Pay, Asset Management, Budget Management, Invoice Management, and Expense Management. We believe the acquisition positions Determine to provide easier access to contract management, strategic sourcing, spend management, and configuration solutions and market coverage in more locations worldwide to the combined customers of Determine and b-pack.

Determine, formerly known as Selectica, Inc., was incorporated in California in June 1996, re-incorporated in Delaware in November 1999 and changed its name in October 2015. The Company’s principal executive offices are located at 615 West Carmel Drive, Suite 100, Carmel, Indiana 46032. The Company’s telephone number is (650) 532-1500, and its website is www.determine.com. The information on the Company’s website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 2,471,382 shares of our common stock consisting of 2,471,382 shares of common stock issuable upon the conversion of the registrant’s junior secured convertible promissory notes.

Use of proceeds

Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ symbol	DTRM

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments or updates thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Any of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

Special Note Regarding Forward-Looking Information

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

●	our stockholders’ approval of the terms of the financing;

●	the amount of cash on hand available to us;

●	our business strategy;

●	changing interpretations of generally accepted accounting principles;

●	outcomes of government reviews, inquiries, investigations and related litigation;

●	continued compliance with government regulations;

●	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

●	statements about industry trends;

●	fluctuations in customer demands;

●	general economic conditions; and

●	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

Description of Transactions

Junior Secured Convertible Promissory Notes

December 2015 Junior Secured Convertible Promissory Notes

On December 16, 2015, the Company entered into a Junior Secured Convertible Note Purchase Agreement (the “December 2015 Purchase Agreement”) with Lloyd I. Miller, III, the Company’s largest stockholder (“Mr. Miller”), MILFAM II L.P. (“MILFAM”), the Lloyd I. Miller Trust A-4 (“Trust A-4”) and Alimco Financial Corporation, a Delaware corporation formerly known as Alliance Semiconductor Corporation (“Alimco”), each an affiliate of Mr. Miller (collectively the “December 2015 Investors”), pursuant to which the Company issued and sold junior secured convertible promissory notes (the “December 2015 Notes”) to the December 2015 Investors in the aggregate principal amount of $2.5 million.

The December 2015 Notes are due on December 16, 2020 (the “December 2015 Maturity Date”). Under the terms of an Amendment to Junior Secured Convertible Promissory Notes, entered into as of December 27, 2016 (the “December 2015 Note Amendment”), between the Company and Mr. Miller as Lenders’ Agent, the December 2015 Notes were amended to terminate the Company’s option to pay quarterly accrued interest by conversion into shares of common stock of the Company (“Common Stock”) and to provide, instead, that the Company may elect to pay quarterly interest by compounding and adding such interest amount to the unpaid principal amount of the December 2015 Notes, based on an interest rate calculated at 10% per year, payable quarterly beginning on December 31, 2015, provided that the Company is not then in default under the December 2015 Notes, the December 2015 Purchase Agreement, the Security Agreement (as defined below) or the Subordination Agreement (as defined below) (collectively, the “December 2015 Loan Documents”). Upon any default under the December 2015 Notes or any other December 2015 Loan Document, the December 2015 Notes will bear interest at the rate of 13% per year or, if less, the maximum rate allowable under the laws of the State of New York.

The following events constitute an event of default under the December 2015 Notes: (i) failure to pay when due any obligations under the December 2015 Notes, (ii) any representation or warranty of the Company under the December 2015 Loan Documents being untrue in any material respect as of the date made, (iii) any breach by the Company of any covenant in the December 2015 Loan Documents, after a cure period, (iv) any default under the Company’s senior credit facility (the “Credit Facility”) with Western Alliance Bank (“Bank”) that is not cured or waived by Bank, (v) an assignment for the benefit of creditors, the admission in writing by the Company of the inability to pay its debts as they become due, and other events related to a voluntary or involuntary petition for bankruptcy, (vi) a material judgment or judgments are rendered against the Company, (vii) the seizure, levy or application of a writ or distress warrant on a material portion of the Company’s assets after a cure period, (viii) a material loss or destruction of Company assets for which there is less than 80% insurance coverage or (ix) the occurrence of any event that results in, or will likely result in, a material adverse effect on the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the December 2015 Loan Documents, after a cure period.

The outstanding principal and interest under the December 2015 Notes may be converted into shares of Common Stock at the sole option of the December 2015 Investors at any time prior to the December 2015 Maturity Date. Pursuant to the December 2015 Note Amendment, the December 2015 Notes were also amended to reduce the conversion price to $3.00 per share (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date); provided, however, that if prior to the maturity date for the December 2015 Notes, the Company offers and sells any shares of Common Stock in a private placement primarily intended to raise capital at a price per share of $2.50 or less, then the conversion price for the December 2015 Notes will be reduced to such common stock offering price plus $0.50 per share. The December 2015 Notes may be prepaid or called by the Company prior to the December 2015 Maturity Date. If the closing bid price for the Company’s Common Stock equals or exceeds $10.00 per share (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date) for ten trading days in any fifteen trading-day period, the outstanding principal and interest under the December 2015 Notes may be converted into shares of Common Stock at the sole option of the Company at the then-current conversion price.

Pursuant to the terms of the December 2015 Purchase Agreement, the Company has agreed not to incur any indebtedness for borrowed money in excess of $250,000 in the aggregate other than the indebtedness under the December 2015 Notes, under the Credit Facility (up to a maximum amount of $13.5 million), or in connection with a purchase money security interest or trade debt arising in the ordinary course. Subject to certain exceptions, the Company also agrees not to incur any liens on any of its property or assets.

The December 2015 Investors have waived the Company’s obligation under the December 2015 Purchase Agreement to file a registration statement with the SEC not later than 45 days after the date of issuance of the December 2015 Notes, registering for resale the shares of Common Stock issuable upon conversion of the December 2015 Notes.

December 2016 Junior Secured Convertible Promissory Notes

On December 27, 2016, the Company entered into a Junior Secured Convertible Note Purchase Agreement (the “December 2016 Purchase Agreement”) with MILFAM and Alimco, each an affiliate of Mr. Miller (collectively the “December 2016 Investors” and, together with the December 2015 Investors, the “Investors”), pursuant to which the Company issued and sold junior secured convertible promissory notes (the “December 2016 Notes” and, together with the December 2015 Notes, the “Notes”) to the December 2016 Investors in the aggregate principal amount of $2 million.

The December 2016 Notes are due on December 27, 2021 (the “December 2016 Maturity Date”) and accrue interest at an annual rate of 10% on the aggregate unconverted and outstanding principal amount, payable quarterly beginning on December 31, 2016. The Company has the option to pay any amounts of interest due under the December 2016 Notes by compounding and adding such interest amount to the unpaid principal amount of the December 2016 Notes, based on an interest rate calculated at 12% per year, provided that the Company is not then in default under the December 2016 Notes, the December 2016 Purchase Agreement, the Security Agreement or the Subordination Agreement (collectively, the “December 2016 Loan Documents”). Upon any default under the December 2016 Notes or any other December 2016 Loan Document, the December 2016 Notes will bear interest at the rate of 13% per year or, if less, the maximum rate allowable under the laws of the State of New York.

The following events constitute an event of default under the December 2016 Notes: (i) failure to pay when due any obligations under the December 2016 Notes, (ii) any representation or warranty of the Company under the December 2016 Loan Documents being untrue in any material respect as of the date made, (iii) any breach by the Company of any covenant in the December 2016 Loan Documents, after a cure period, (iv) any default under the Credit Facility that is not cured or waived by Bank, (v) an assignment for the benefit of creditors, the admission in writing by the Company of the inability to pay its debts as they become due, and other events related to a voluntary or involuntary petition for bankruptcy, (vi) a material judgment or judgments are rendered against the Company, (vii) the seizure, levy or application of a writ or distress warrant on a material portion of the Company’s assets after a cure period, (viii) a material loss or destruction of Company assets for which there is less than 80% insurance coverage or (ix) the occurrence of any event that results in, or will likely result in, a material adverse effect on the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the December 2016 Loan Documents, after a cure period.

Subject to applicable NASDAQ listing rule limitations (including, if applicable, approval by the Company’s stockholders), the outstanding principal and interest under the December 2016 Notes may be converted into shares of Common Stock at the sole option of the December 2016 Investors at any time prior to the December 2016 Maturity Date, at a conversion price of $3.00 per share (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date); provided, however, that if prior to the December 2016 Maturity Date the Company offers and sells any shares of Common Stock in a private placement primarily intended to raise capital at a price per share of $2.50 or less, then the conversion price for the December 2016 Notes will be reduced to such common stock offering price plus $0.50 per share. However, the total number of shares of Common Stock that may be issued to the December 2016 Investors upon conversion of the December 2016 Notes may not exceed 19.99% of the Company’s outstanding shares of Common Stock as of December 27, 2016. The December 2016 Notes may be prepaid or called by the Company prior to the December 2016 Maturity Date. If the closing bid price for the Company’s Common Stock equals or exceeds $10.00 per share (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date) for ten trading days in any fifteen trading-day period, the outstanding principal and interest under the December 2016 Notes may be converted into shares of Common Stock at the sole option of the Company at the then-current conversion price.

Pursuant to the terms of the December 2016 Purchase Agreement, the Company has agreed not to incur any indebtedness for borrowed money in excess of $250,000 in the aggregate other than the indebtedness under the December 2016 Notes, under the Credit Facility (up to a maximum amount of $14.5 million), or in connection with a purchase money security interest or trade debt arising in the ordinary course. Subject to certain exceptions, the Company also agrees not to incur any liens on any of its property or assets.

The December 2016 Investors have waived the Company’s obligation under the December 2016 Purchase Agreement to file a registration statement with the SEC not later than 45 days after the date of issuance of the December 2016 Notes, registering for resale the shares of Common Stock issuable upon conversion of the December 2016 Notes.

Security Agreement and Subordination Agreement

The Notes are secured by a second-position security interest on the Company’s assets, pursuant to the terms of the Amended and Restated Security Agreement entered into by the Company and the Investors on December 27, 2016 (the “Security Agreement”). Under the terms of the Security Agreement, the Company also agrees to grant the Investors a security interest in the Company’s subsidiaries, upon written demand from Mr. Miller at any time after the Credit Facility has been fully paid and all obligations of Bank to lend thereunder have been terminated. The Company agrees not to allow its assets to be subject to any liens or encumbrances during the term of the Security Agreement, other than certain permitted liens, including the security interests held by Bank with respect to the Credit Facility.

Under the terms of the Security Agreement, the Investors’ security interest is subordinated only to the senior security interest of Bank under the Credit Facility, pursuant to the terms of the Subordination Agreement entered into by the Company, the Investors and Bank on December 27, 2016 (the “Subordination Agreement”).

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 2,471,382 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “Selling Stockholders”), comprised of up to 2,471,382 shares of common stock issuable upon the conversion of junior secured convertible promissory notes.

The following table, based upon information currently known by us, sets forth as of September 18, 2017, (i) the number of shares held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each Selling Stockholder. Percentage ownership is based on 14,606,418 shares of common stock outstanding as of September 18, 2017, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after September 18, 2017, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholder named below. We do not know when or in what amounts a Selling Stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the Selling Stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the Selling Stockholders pursuant to this prospectus.

Except as described above under “Risk Factors,” “Description of Transactions – Junior Secured Convertible Promissory Notes” or in the footnotes in the beneficial ownership table below, none of the Selling Stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Covered by this Prospectus		Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Lloyd I. Miller, III (1)	601,797	(2)	303,588	(3)	386,420	2.57%
Lloyd I. Miller Trust A-4 (1)	1,338,405	(4)	303,588	(5)	1,123,028	7.39%
MILFAM II L.P. (1)	2,359,846	(6)	906,804	(7)	1,790,484	11.23%
Alimco Financial Corporation (8)	783,716	(9)	957,402	(10)	178,457	1.15%

(1)

Lloyd I. Miller, III is the manager of Milfam LLC, which is the advisor to Trust A-4 and the general partner of MILFAM II L.P., and may be deemed to beneficially own the shares held by Trust A-4 and MILFAM II L.P. The address for Trust A-4 and MILFAM II L.P. is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida, 33405. Mr. Miller may be deemed to beneficially own 5,288,093 shares of common stock of the Company, which is equal to approximately 30.76% of the 17,192,614 outstanding shares of common stock (comprised of 14,606,418 shares of common stock outstanding as of September 15, 2017 plus warrants to purchase 449,422 shares beneficially owned by Mr. Miller and 2,136,774 of the shares subject to this prospectus). As of the date hereof, 1,338,405 of such beneficially owned shares are owned of record by Trust A-4 (includes (i) a Series A Warrant to purchase 40,894 Shares, (ii) a warrant to purchase 57,558 Shares, (iii) a warrant to purchase 49,401 Shares, (iv) a Junior Secured Convertible Note issued in March 2015 convertible into 135,600 Shares, and (v) a Junior Secured Convertible Note issued December 2015 convertible into 215,377 shares), 455,446 of such beneficially owned Shares are owned of record by Trust C (includes (i) a Series A Warrant to purchase 11,359 Shares, (ii) a warrant to purchase 15,988 Shares, (iii) a warrant to purchase 13,722 Shares, and (iv) a warrant to purchase 79,787 Shares), 2,100 of such beneficially owned Shares are owned of record by Trust D, 291,138 of such beneficially owned Shares are owned of record by Milfam I (includes a warrant to purchase 79,787 Shares), 239,361 of such beneficially owned Shares are owned of record by the Trust Account (includes a warrant to purchase 79,787 Shares), 2,359,846 of such beneficially owned Shares are owned of record by Milfam II L.P. (includes (i) a Series A Warrant to purchase 61,342 Shares, (ii) a warrant to purchase 86,338 Shares, (iii) a warrant to purchase 74,102 Shares, (iv) a warrant to purchase 79,787 Shares, (v) a Junior Secured Convertible Note issued in March 2015 convertible into 135,600 Shares, (vi) a Junior Secured Convertible Note issued in December 2015 convertible into 215,377 shares, and (vii) a Junior Secured Convertible Note issued in December 2016 convertible into 353,985 shares), and 601,797 of such beneficially owned by Mr. Miller directly (includes (i) a Junior Secured Convertible Note issued in March 2015 convertible into 135,600 Shares, and (ii) a Junior Secured Convertible Note issued in December 2015 convertible into 215,377 shares). Additionally, Alimco is an affiliate of Mr. Miller.

(2)

Consists of (i) 250,820 shares of common stock, (ii) a Junior Secured Convertible Note issued March 2015 convertible into 135,600 shares of common stock, and (iii) a Junior Secured Convertible Note issued December 2015 convertible into 215,377 Shares.

(3)

Consists of 303,588 Shares issuable upon conversion of a December 2015 Note, taking into account all interest that may accrue over the term of the December 2015 Note, which may be converted into shares of common stock pursuant to the terms of such December 2015 Note.

(4)

Consists of (i) 839,575 shares of common stock, (ii) a Series A Warrant to purchase 40,894 shares of common stock, (iii) a warrant to purchase 57,558 shares of common stock, (iv) a warrant to purchase 49,401 shares of common stock, (v) a Junior Secured Convertible Note issued in March 2015 convertible into 135,600 shares of common stock, and (vi) a December 2015 Note convertible into 215,377 Shares.

(5)

Consists of 303,588 Shares issuable upon conversion of a December 2015 Note held by Trust A-4, taking into account all interest that may accrue over the term of the December 2015 Note, which may be converted into shares of Common Stock pursuant to the terms of such December 2015 Note.

(6)

Consists of (i) 1,353,315 shares of common stock, (ii) a Series A Warrant to purchase 61,342 shares of common stock, (iii) a warrant to purchase 86,338 shares of common stock, (iv) a warrant to purchase 74,102 shares of common stock, (v) a warrant to purchase 79,787 shares of common stock, (vi) a Junior Secured Convertible Note issued in March 2015 convertible into 135,600 shares of common stock, (vii) a December 2015 Note convertible into 215,377 Shares, and (viii) a December 2016 Note convertible into 353,985 Shares.

(7)

Consists of (i) 303,588 Shares issuable upon conversion of a December 2015 Note held by MILFAM and (ii) 603,216 Shares issuable upon conversion of a December 2016 Note held by MILFAM, in each case, taking into account all interest that may accrue over the term of each Note, which may be converted into shares of common stock pursuant to the terms of such Note.

(8)	Alimco is an affiliate of Mr. Miller.

(9)	Consists of (i) 178,457 shares of common stock, (ii) a December 2015 Note convertible into 251,274 Shares, and (iii) a December 2016 Note convertible into 353,985 Shares.

(10)

Consists of (i) 354,186 Shares issuable upon conversion of a December 2015 Note held by Alimco and (ii) 603,216 Shares issuable upon conversion of a December 2016 Note held by Alimco, in each case, taking into account all interest that may accrue over the term of each Note, which may be converted into shares of common stock pursuant to the terms of such Note.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	through underwriters in a public offering;

●	"at the market offerings" to or through market makers into an existing market for the securities;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through trading plans entered into by the Selling Stockholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provides for periodic sales of securities on the basis of parameters described in such trading plans;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2017 have been so incorporated in reliance upon the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

●	Our Annual Report on Form 10-K for the year ended March 31, 2017 filed with the SEC on June 12, 2017.

●	Our Current Report on Form 8-K filed with the SEC on June 6, 2017.

●	Our Current Report on Form 8-K filed with the SEC on June 8, 2017 (excluding item 2.02 and Exhibit 99.1 thereto).

●	Our Current Report on Form 8-K filed with the SEC on June 21, 2017.

●	Our Current Report on Form 8-K filed with the SEC on August 10, 2017 (excluding Item 2.02 and Exhibit 99.1 thereto).

●	Our Current Report on Form 8-K filed with the SEC on September 13, 2017.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 11, 2017.

●

The description of the Company’s common stock contained in our registration statement on Form 8-A (File No. 000-29637), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
Determine, Inc.
615 West Carmel Drive, Suite 100

Carmel, IN 46032
Telephone: (650) 532-1500

Determine, Inc.

UP TO 2,471,382 SHARES OF COMMON STOCK

PROSPECTUS

October 12, 2017